                                  SCHEDULE 14A

                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. 1)



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Check the appropriate box:

[ ] Preliminary Proxy Statement           [ ] Confidential, For Use of the
                                              Commission Only (as permitted
                                              by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                (Name of Registrant as Specified in its Charter)

          WISCONSIN CENTRAL SHAREHOLDERS COMMITTEE TO MAXIMIZE VALUE
                   (Name of Person(s) Filing Proxy Statement)

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[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)1 and 0-11.

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_________________________________________________________________
 (2) Aggregate number of securities to which transaction applies:

_________________________________________________________________
 (3) Per unit price or underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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 (4) Proposed maximum aggregate value of transaction:

______________________________________________________________________
 (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Nov 03, 2000

  Wisconsin Central Weighs Possible Sale In Attempt to Boost Shareholder Value

By Nikhil Deogun and Daniel Machalaba
Staff Reporters of The Wall Street Journal

Wisconsin Central Transportation Corp., facing a dissident shareholder in the form of its former chief executive, has decided to effectively put itself up for sale, according to people familiar with the matter.

The regional freight rail system is expected to announce Friday that its board has retained Goldman, Sachs Group Inc. to explore a range of strategic alternatives, including a possible sale. The company has a market capitalization of $670 million, but it could fetch as much as $1 billion in a sale.

The Rosemont, Ill., company has been under pressure to boost shareholder value. Edward Burkhardt, who was Wisconsin Central's president and CEO until last July when he says he was ousted, has accumulated a 7.2% stake in his former company. Mr. Burkhardt has been attempting to take control of the board. Earlier this week, Southeastern Asset Management said it would vote its 14.4% stake in favor of Mr. Burkhardt's plan to replace the management and the board.

By putting itself up for sale, Wisconsin Central appears to be circumventing Mr. Burkhardt's attempt. Thursday, Mr. Burkhardt said he hadn't been informed of the board's decision but thought that the company may "copy" his agenda. Mr. Burkhardt said a sale would be appropriate "at the right price and the right conditions and if it generated shareholder value."

People familiar with Wisconsin Central's thinking say the firm had embarked on this road prior to Mr. Burkhardt's emergence. On Sept. 21, the company, saying it was committed to improving shareholder value, announced a restructuring of its North American operations and extended its stock buyback program.

Wisconsin Central is considered one of the most efficient U.S. railroads with unusually flexible labor rules. Mr. Burkhardt and his managers took a languishing light density rail network in the 1980s and significantly boosted business by providing a high level of service. The company operates 2,900 miles of railway in North America. In addition, the company has minority interests in railroads in New Zealand, Australia and Britain. The company could attract a range of buyers for either certain assets or the entire company. Some companies are believed to have already sent out feelers to Wisconsin Central, which is considered attractive because it transports large amounts of lucrative traffic for the paper industry.

A 15-month rail-merger moratorium imposed by the federal Surface Transportation Board would seem to prevent major U.S. rail companies from making an acquisition of Wisconsin Central's North American business. But people familiar with the carrier's thinking believe that a North American rail company could buy its business because it is a Class II regional carrier. And there is nothing stopping buyout firms from buying the U.S. system.

At 4 p.m. in Nasdaq Stock Market trading Thursday, shares of Wisconsin Central were up $1.06 to $14.

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                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

     The Wisconsin Central Shareholders Committee to Maximize Value, the members of the Committee, the nominees for election as directors proposed by the Committee and certain other persons may be deemed to be participants in the solicitation of shareholder consents referred to in this filing. Information regarding each participant is included in the preliminary consent statement filed by the Committee with the Securities and Exchange Commission on October 20, 2000. The Committee intends to mail definitive copies of the consent statement, together with consent cards, to Wisconsin Central shareholders in the near future. Wisconsin Central shareholders are urged to read the consent statement carefully when it is available because it contains important information. The Committee's consent statement is available without charge at the SEC's Internet web site at www.sec.gov. In addition, the Committee will provide copies of its consent statement without charge upon request. Requests for copies should be directed to the Committee's information agent, Innisfree M&A Incorporated, at its toll-free number: 1-888-750-5834.